EXHIBIT 1

FOR IMMEDIATE RELEASE

                   AUDIO VISUAL SERVICES CORPORATION ANNOUNCES
                    MOVE FROM NYSE TO THE OTC BULLETIN BOARD


     Long Beach, California, March 12, 2001 - Audio Visual Services Corporation(TM) (AVC: NYSE) today announced that it has advised the New York Stock Exchange (NYSE) that it will move the listing of its common stock from the NYSE to the OTC Bulletin Board. The Company anticipates that the last day of trading on the NYSE will be March 16, 2001 and that trading on the OTC Bulletin Board will commence March 19, 2001. A new trading symbol will be assigned and announced once the listing has officially moved to the OTC Bulletin Board.

     This announcement follows several months of discussions with representatives from the NYSE concerning the Company's continued listing on the NYSE. In spring and summer, 2000, the Company received notices from the NYSE that it fell below certain of the NYSE's continued listing criteria. In response to the notices from the NYSE, the Company submitted a business plan to the NYSE demonstrating the Company's ability to comply with the continued listing criteria by the November 2001 deadline set by the NYSE, and in late summer, 2000, the Company announced that the NYSE had accepted the Company's business plan, subject to the Company's meeting certain interim objectives outlined in the business plan. The Company believes that attempting to meet the future interim objectives outlined in the business plan may not be in the best interests of the Company.

     Commenting on the announcement, Robert K. Ellis, Chairman and Chief Executive Officer of the Company stated, "The Company continues to focus on improving the operational performance of its businesses and strengthening its overall competitive position. We believe the progress being made in these areas would be inhibited by the constraints associated with retaining the NYSE listing. We have appreciated the opportunity to have had our stock traded on the New York Stock Exchange, however, we believe it would be in the best interest of the Company and its shareholders to move to the OTC Bulletin Board at this time."

     Audio Visual Services Corporation is a leading provider of audiovisual equipment rentals, staging services and related technical support services to hotels, event production companies, trade associations, convention centers and corporations in the United States. In addition to its United States operations, the Company has operations in Canada, Mexico, the United Kingdom, Belgium, Brazil and the Caribbean.

                                  -continued-

     Certain statements contained herein may be deemed to be forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods or plans for future periods to differ materially from what is currently anticipated. Those risks include, among others, general competitive factors, the Company's ability to continue operational improvements in its businesses, the Company's ability to comply with the terms of its bank credit agreements, the seasonality and episodic nature of the Company's business, the resolution of the shareholder class action lawsuit currently pending against the Company and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Other factors and assumptions not identified above were also involved in the derivation of these forward-looking statements, and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in
assumptions  or  changes  in  other  factors   affecting  such   forward-looking
statements.

                                      # # #

For further information, contact:

Digby J. Davies                                    Mike Smargiassi
President and COO                                  Brainerd Communicators, Inc.
Audio Visual Services Corporation                  212-986-6667
562-366-0620